Exhibit 99.1

July 9, 2013

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share with you certain preliminary financial information as of and for the first six months of 2013.

The Company’s total assets as of June 30, 2013 were $1.7 billion representing an increase of $25 million since January 1, 2013. The Company’s earnings for the first six months of 2013 were a record $7,225,000, up $1.2 million from the first six months of 2012. These earnings are up $700,000 over our previous record first six months in 2009. We have seen improvements in the economy and loan quality which has resulted in a decrease in loan loss provisions during 2013.

The year of 2013 has been a year of technology enhancements as we prepare for the future. We now have a new website, www.wilsonbank.com, new imaging and loan software system, “Mobile Deposit” to be introduced August 1st, on-line accounts opening September 30th and an introduction to a new suite of checking accounts called “Kasasa” on October 19th. These enhancements will keep your bank on the cutting edge and are the beginning of our new “25” year plan for the bank.

We have begun improvements on our main office parking lot which will improve access to our drive through window from Castle Heights Avenue as well as provide additional parking spaces. We have begun construction of our new Donelson Office which we expect will be completed in early 2014.

The Board of Directors has declared a $.30 per share cash dividend to shareholders of record as of July 1, 2013 that will be payable on July 31, 2013. The latest price at which the Company’s common stock has been sold was $44.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company and are committed to making your investment the best possible. We ask for your continued business referrals as well as your personal banking business. Please call us if we can be of service to you at anytime.

Sincerely,

/s/ Randall Clemons	/s/ Harold R. Patton

Randall Clemons	Harold R. Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company